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                                                                      EXHIBIT 11



                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE


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                                                      Three Months Ended March 31,
                                                      ----------------------------
                                                         2003             2002
                                                      ----------      ------------
(Loss) earnigs per share:

BASIC NET (LOSS) INCOME PER COMMON SHARE
Numerator:
  (Loss) income from continuing operations            $ (974,470)     $   151,911


Denominator:
  Weighted average common shares outstanding           8,224,949        8,120,406
  Effect of dilutive securitiesd
    Conversion of preferred srock                              -        3,014,380
    Common stock equivalents from                                       1,030,965
     warrants and options
                                                      ----------      -----------
Denominator for diluted earnings per common share      8,224,949       12,165,751
                                                      ==========      ===========
  Basic net income (loss) per common share            $    (0.12)     $      0.02
  Diluted neet income (loss) per common share         $    (0.12)     $      0.01
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